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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
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                                      1934


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                                -----------


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)  Title of each class of  securities  to which  transaction  applies:  Common
     Stock, par value $.01 per share

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                       DOLPHIN LIMITED PARTNERSHIP I, L.P.
                             96 Cummings Point Road
                           Stamford, Connecticut 06902

                                                                  May 19, 2003

Dear Fellow Dave & Buster's, Inc. Shareholder:

Dolphin Limited Partnership I, L.P. is DAB's largest shareholder with 9.5% of the Company's shares, an investment of approximately $12 million. Dolphin's independent director nominees for election at the June 10, 2003 Annual Meeting are Donald Netter, Edward Weinstein and Edward Hartline. Messrs. Weinstein and Hartline have no prior business relationship with Dolphin and are serving on this slate in order to benefit shareholders. These nominees are highly qualified, and have committed substantial resources and time to pursue this proxy contest to maximize value for all shareholders.

Our candidates, if elected, will seek to repair operating results, ignite growth and align top management's compensation with operating and share price performance. Importantly, they will instill the trust, oversight and accountability that we believe this board has lacked.

In addition, electing the Dolphin slate will empower shareholders to change control of the board at the 2004 Annual Meeting if this board fails you again. Since 1999, the board and its special committee have presided over repeated missed earnings targets, excessive top management compensation, a stagnant share price and a self-interested sale process that ultimately failed.

The heart of this contest is this -- can this board now be trusted to represent you and maximize value for all shareholders? We state FACTS as to why we believe this board should not be trusted.


AFTER REVIEWING THE FACTS OF DAB'S SELF-INTERESTED SALE PROCESS, YOU DECIDE IF THIS BOARD AND ITS PAID SPECIAL COMMITTEE CAN BE TRUSTED TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS.


Consider these FACTS from the public record and the minutes of the board and special committee meetings we have obtained:

Fact: At a December, 1999 board meeting, after a significant decline in the share price, director and then Co-CEO Corriveau advised the board that the "Company had been approached by several financial buyers exploring management's interest in a going private transaction." Accordingly, the board knew that top management had an interest in a DAB acquisition and should have been removed from the sale process.

Fact: At that same meeting, "the board resolved to constitute a special committee of directors to evaluate, and negotiate on behalf of the Company, any merger and acquisition proposals which might be received from financial buyers that included management participation." In our view, this board and special committee at the outset had resolved to sell DAB in a deal with top management -we believe a clear breach of fiduciary duty.

Fact: All acquisition proposals were first reviewed by directors Corriveau, Corley, and Henrion, all of whom were conflicted by actively seeking participation in a transaction.

Fact: When Landry's, a publicly-traded strategic buyer, emerged and might have offered more to DAB's shareholders, directors Corriveau, Corley and Henrion rebuffed them.

      According to a deposed Landry's representative --

      Once a confidentiality agreement was executed, "DAB had no interest in providing Landry's with any confidential information."

      Directors Corriveau, Corley and Henrion informed Landry's CEO that they "intended to take the Company private themselves and they wanted Landry's to sign a standstill agreement to preclude it from interfering with their going private plan."

      Later, director Corriveau sent Landry's CEO "an outline of the kind of deal a merger would require for management to obtain its goals . . ." in which the DAB shareholders "would receive only $9 per share and the D&B `management earnouts' would be `10% of EBITDA* contributed by D&B operations for the next five years . . . .'"

      "Landry's determined it was uninterested in such a transaction."

      Directors Corriveau, Corley and Henrion had accomplished their goal by pushing away Landry's!!

Fact: All DAB transaction documents omitted these references to Landry's until after a lawsuit was filed and a few weeks before the transaction collapsed.

Fact: Although the special committee was paid $175,000 in total for its services, to this day it has remained passive. Directors Corriveau, Corley and Henrion showed this special committee only two proposals, both of which included financial stakes for themselves.

Fact: In May 2002, the special committee and board okayed a $12/share deal with financial stakes for top management. This deal failed to obtain enough shareholder support.

      In July 2002, after the $12/share deal failed, the DAB special committee and board okayed a $13.50 deal also with financial stakes for top management. This deal failed to obtain financing.

These FACTS document a self-interested sale process and a lack of oversight by the board and its paid special committee. At the outset, the sale process was crafted to sell DAB in a favored transaction that included top management. Along the way, a credible strategic buyer was rebuffed, with this information not told to the shareholders until three weeks before the collapse of the transaction. Accordingly, we believe the board breached its fiduciary duties to shareholders. Is it any wonder we don't trust this board to maximize value for all shareholders?

-----------------------
* Earnings before interest expense, income taxes, depreciation and amortization.


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

THE RECENTLY EXPANDED NINE-MEMBER BOARD STILL CONTAINS A SUPER-MAJORITY OF DIRECTORS TAINTED BY THEIR INVOLVEMENT WITH THE SALE PROCESS. EACH OF THE SIX CONTINUING DIRECTORS WERE EITHER ACTIVELY INVOLVED IN THE BUYOUT, OR SERVED ON THE SPECIAL COMMITTEE CHARGED WITH OVERSEEING THE SALE PROCESS!!


Fact: Continuing director Bernstein resigned from DAB's special committee in April 2002 in order to focus on the sale of Morton's Restaurant Group, Inc., of which he was Chairman and CEO. Dolphin held 6.1% of Morton's and had a close view of its sale process.

Fact: In May 2001, Morton's received a $28.25 acquisition proposal about which Morton's own financial advisor said the bidder had "demonstrated reasonable ability to finance its proposed offer." Rather than the Morton's board pursuing this proposal, a lengthy sale process was initiated in which 30 parties were contacted. In March 2002, Morton's board accepted an opportunistic $12.60 bid backed by Castle Harlan, Inc. which, at the time, had two directors on the Morton's board. Castle Harlan's $12.60 bid, with the participation of Morton's top management including Mr. Bernstein, was increased to $17 by July 2002 only as a result of a bidding war with a financial acquiror who had previously financed the $28.25 proposal.

Given the Morton's and DAB transaction histories, we have difficulty with the directors overseeing these two sale processes. With the recent appointment of Mr. Pittaway to the DAB board, we now have two directors who were involved with the Morton's transaction.

In a March 3, 2003 letter to DAB's board, Dolphin criticized the board's actions, stated its intention to run a proxy contest, and proposed corporate governance reforms. Immediately after this letter, the board announced a series of "planned corporate governance initiatives" mainly consisting of our proposals. This board would have you believe that it has recently reformed itself with these "initiatives." We're not convinced! In the shadow of this shareholder meeting, ignoring Dolphin, its largest shareholder, and without asking you, the board was expanded to nine members with a handpicked director.


AFTER REVIEWING THESE FACTS, YOU DECIDE IF YOU CAN TRUST THIS BOARD, THEIR SO-CALLED "PLANNED CORPORATE GOVERANCE INITIATIVES" AND THEIR RECENT DIRECTOR APPOINTMENTS, TO MAXIMIZE VALUE FOR YOU.


Fact: The board's announcement of its "planned corporate governance initiatives," stated that the "initiatives" were the product of a proactive, "thorough review of our corporate practices and procedures" commenced in 2002. Yet the minutes of the board meetings prior to this announcement show no evidence that the board conducted any such "thorough" review.

Fact: The board's "initiatives" were adopted one day following our letter announcing our intention to wage a proxy contest and advocating many of these "initiatives."

Fact: Following our lead, among this board's publicly touted "initiatives" was the appointment of director Levy (chairman of the special committee) to the newly created post of lead director to hold board sessions without management directors present. However, this position was


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

      abolished with only a brief reference tucked in the Company's 2003 proxy statement.

Fact: Mr. Edison, a director of DAB since its 1995 spin-off from Edison
      Brothers Stores and a special committee member, was recently appointed DAB's Chairman.

Fact: Without your consent, the DAB board was expanded to nine with its handpicked director, David Pittaway, senior managing director of Castle Harlan, Inc. We bring to your attention that Mr. Pittaway was a director of Morton's and that Castle Harlan and Morton's top management, including Mr. Bernstein, backed the Morton's buyout.

      Mr. Pittaway and Castle Harlan's chairman were both directors of Morton's at the time of the buyout. Messrs. Bernstein, Pittaway and Castle Harlan's chairman comprised Morton's executive committee.

      Castle Harlan's chairman was the head of Morton's special committee prior to Castle Harlan making its $12.60/share bid.

      Mr. Bernstein continues to serve as Chairman and CEO of Morton's, and Castle Harlan continues to be its controlling stockholder.

      Do these conflicts sound familiar? If you were selecting independent representatives, would you choose two directors that have a continuing material business relationship and who were both involved with the Morton's transaction? We would not!

We do not believe that this board, its "initiatives" and its recently appointed directors deserve your trust. The heart of this proxy contest is about trust!

While we have met many dedicated and fine employees at the Company, after reviewing these FACTS, we can't place trust in this board. Our slate of independent directors believes shareholders deserve significantly better treatment from their fiduciaries. Although our independent nominees, if elected, will constitute a minority of the Company's board, with a $12.0 million DAB investment, we are committed to maximizing value for all shareholders. Electing the Dolphin slate will empower shareholders to change control of the board at the 2004 Annual Meeting if this board fails you again.

Help ensure that real improvement occurs at DAB by signing, dating and returning the enclosed BLUE proxy card with a vote for the Dolphin independent nominees. If you have previously sent in the Company's white proxy card, but wish to change your vote, you have every legal right to do so. Only your latest dated and signed proxy card will count! If you too are displeased with this DAB board, change is in your hands -- vote the BLUE proxy card.

If you have any questions or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

                                          Very Truly Yours,

                                          /s/ Donald T. Netter
                                          --------------------------------
                                          Donald T. Netter
                                          Senior Managing Director



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